UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2018

American Outdoor Brands Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 7, 2018, we announced a plan to fully integrate our Ultimate Survival Technologies, or UST, business into our Outdoor Products & Accessories division. That plan includes (i) closing our Jacksonville, Florida facility as part of our previously announced strategy to consolidate warehousing and logistics operations into the logistics and customer services facility that we are constructing in Missouri and (ii) relocating our Jacksonville-based UST sales, marketing, and research and development activities to Battenfeld Technologies, Inc. in Missouri. In connection with the integration, we expect to incur restructuring charges of approximately $1.5 million to $2.5 million relating to tangible asset impairment, severance, retention, and relocation beginning in our second fiscal quarter and concluding in our first quarter of fiscal 2020, with cash outlays primarily being incurred in our first quarter of fiscal 2020. The UST integration was contemplated when we provided guidance in our most recent earnings press release, dated June 20, 2018, and is anticipated to result in annualized cost reductions beginning in fiscal 2020.

The cost estimates set forth in this item 2.05 constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made, and are susceptible to a number of risks, uncertainties, and other factors. Our actual costs may differ materially from expected costs. These risks are in addition to the other risks described in our press releases, public statements, and filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN OUTDOOR BRANDS CORPORATION

Date: August 13, 2018	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer